UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BANK BUILDING CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	54-1714800
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1300 Kings Mountain Road Martinsville, VA	24112
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
n/a	n/a

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this Form relates: n/a

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, no par value

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration of the common stock, no par value (the Common Stock) of Bank Building Corporation, a Virginia corporation (the Corporation).

The Corporation is authorized to issue 400,000 shares of Common Stock, 398,244 of which are outstanding on December 28, 2006.

Although the Corporation has never declared a dividend and does not currently intend to declare any dividends in the future, holders of the Common Stock are entitled to receive dividends if, as and when declared by the Corporation’s board of directors. Holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote of shareholders. A majority of the outstanding shares of Common Stock of the Corporation entitled to vote constitutes a quorum for a meeting of shareholders. If a quorum exists, action on a matter, other than the election of directors, is approved if the votes cast in favor of the matter exceed the votes opposing the matter, unless Virginia law requires a greater number of affirmative votes. The Corporation’s articles of incorporation and bylaws provide for a single class of directors to be elected annually. There are no cumulative voting rights in the election of directors.

The Corporation’s shareholders have preemptive rights to purchase additional shares of its Common Stock in order to preserve their proportionate ownership interest in the Corporation if the Corporation issues shares that might dilute the ownership interests of existing shareholders. Holders of the Common Stock have no conversion or redemption rights.

Except as limited by Virginia law, the Corporation’s bylaws vest the power to amend the bylaws in the board of directors by a majority vote of the total number of directors.

Virginia law contains business combination statutes that protect domestic corporations from hostile takeovers, and from actions following such a takeover, by restricting the voting rights of shares acquired by a person who has gained a significant holding in the corporation. The Corporation’s articles of incorporation and bylaws are silent with respect to these business combination statutes and, therefore, the laws of Virginia apply.

In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Common Stock will be entitled to receive, in cash or in kind, the assets of the Corporation available for distribution remaining after payment or provision for payment of the Corporation’s debts and liabilities.

Item 2.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

3.1	Articles of Incorporation (previously filed as Exhibit 3.1 to Form SB-2 filed with the SEC on June 16, 1993 and filed again herewith)

3.2	Bylaws (previously filed as Exhibit 3.2 to Form SB-2 filed with the SEC on June 16, 1993 and filed again herewith)

4.1	Form of Common Stock Certificate (previously filed as Exhibit 4.1 to Form SB-2 filed with the SEC on June 16, 1993 and filed again herewith)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Bank Building Corporation (registrant)

Date: December 28, 2006	By:	/s/ Worth Harris Carter, Jr.
		Name:	Worth Harris Carter, Jr.
		Title:	Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation (previously filed as Exhibit 3.1 to Form SB-2 filed with the SEC on June 16, 1993 and filed again herewith)

3.2	Bylaws (previously filed as Exhibit 3.2 to Form SB-2 filed with the SEC on June 16, 1993 and filed again herewith)

4.1	Form of Common Stock Certificate (previously filed as Exhibit 4.1 to Form SB-2 filed with the SEC on June 16, 1993 and filed again herewith)

4